CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Post-Effective Amendment No. 11 to the Registration Statement of Franklin Real Estate Securities Trust on Form N-1A, File No. 33-69048, of our report dated June 6, 2000, on our audit of the financial statements and financial highlights of Franklin Real Estate Securities Trust, which report is included in the Annual Report to Shareholders for the year ended April 30, 2000, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."




                               /s/ PricewaterhouseCoopers LLP


San Francisco, California
August 28,2000